Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Streicher Mobile Fueling, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-84275, 333-79801, 333-61764, 333-113622, and 333-126123) and Forms S-3 (File Nos. 333-30950, 333-30952, 333-84273, 333-61762, 333-113682, and 333-126116) of Streicher Mobile Fueling, Inc. and subsidiaries, of our report dated September 13, 2004, with respect to the consolidated balance sheet of Streicher Mobile Fueling, Inc. and subsidiaries as of June 30, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2004, which report appears in the June 30, 2005 annual report on Form 10-K of Streicher Mobile Fueling, Inc.

/s/KPMG LLP

Ft. Lauderdale, Florida
October 10, 2005